ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                        EAGLE VENTURE ACQUISITIONS, INC.


     Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Eagle Venture Acquisitions, Inc.

     SECOND: The Corporation has received cash or other consideration in connection with the issuance of outstanding shares.

     THIRD: The following amendments to the Articles of Incorporation were adopted by the shareholders of this Corporation on the 14th day of May, 1990, in the manner prescribed by the Colorado Corporation Code. Resolutions setting forth the proposed following amendments, directing such amendments be submitted to the shareholders and calling a meeting of shareholders to consider such amendments, were duly called and held, upon notice duly given, and a quorum of shareholders was present at such meeting. The number of shares voted for each of the amendments was sufficient for approval.

     FOURTH: Article FIRST of the Articles of Incorporation of this Corporation is amended in its entirety to read as follows:

     "FIRST: The name of the Corporation is Network Real Estate of California, Inc."

     FIFTH: The first sentence of Article FIFTH of the Articles of Incorporation is amended as follows:

     "FIFTH: The number of directors of the Corporation shall be fixed by resolution of the Board of Directors and shall not be less than three nor more than fifteen."

     SIXTH: Article EIGHTH of the Articles of Incorporation is amended by adding a new subsection (d) to read as follows:

     "(d) The personal liability of any director for monetary damages shall be eliminated to the maximum extent permitted by law. A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the corporation is entitled to the same rights as if he were or had been made a party because he was a director."

     SEVENTH: These Articles of Amendment do not effect a change in the amount of stated capital of this Corporation.


                                                EAGLE VENTURE ACQUISITION, INC.



                                                /s/ Illegible
                                                --------------------------------
                                                Its president


                                                /s/ Raymond A. ???
                                                --------------------------------
                                                Its Secretary


     Subscribed and sworn to before me this 24th day of May, 1990. My commission expires July 18, 1991

                                                /s/ Phyllis L. Herd
                                                --------------------------------
                                                Notary public

(S E A L)